                                                                      Exhibit 20

                         HOME LOAN FINANCIAL CORPORATION
                                 401 MAIN STREET
                           COSHOCTON, OHIO 43812-1580
                                 (740) 622-0444

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that the 1998 Annual Meeting of Shareholders of Home Loan Financial Corporation (the "Company") will be held at the offices of the Company at 401 Main Street, Coshocton, Ohio, on October 13, 1998, at 4:00 p.m., local time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

                  1. To elect five directors of the Company for terms expiring in 1999;

                  2. To approve the Home Loan Financial Corporation 1998 Stock Option and Incentive Plan, a copy of which is attached hereto as Exhibit A;

                  3. To approve the Home Loan Financial Corporation Recognition and Retention Plan and Trust Agreement, a copy of which is attached hereto as Exhibit B;

                  4. To ratify the selection of Crowe, Chizek and Company LLP as the auditors of the Company for the current fiscal year; and

                  5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of the Company of record at the close of business on August 21, 1998, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

                                         By Order of the Board of Directors



Coshocton, Ohio                          Robert C. Hamilton
August 29, 1998                          President

                         HOME LOAN FINANCIAL CORPORATION
                                 401 MAIN STREET
                           COSHOCTON, OHIO 43812-1580
                                 (740) 622-0444

                                 PROXY STATEMENT

                                     PROXIES

         The enclosed proxy (the "Proxy") is being solicited by the Board of Directors of Home Loan Financial Corporation (the "Company") for use at the 1998 Annual Meeting of Shareholders of the Company to be held at the offices of the Company at 401 Main Street, Coshocton, Ohio, on October 13, 1998, at 4:00 p.m., local time, and at any adjournments thereof (the "Annual Meeting"). Without affecting any vote previously taken, the Proxy may be revoked by executing a later dated proxy which is received by the Company before the Proxy is exercised or by giving notice of revocation to the Company in writing or in open meeting before the Proxy is exercised. Attendance at the Annual Meeting will not, of itself, revoke the Proxy.

         Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

                  FOR the reelection of Neal J. Caldwell, Charles H. Durmis, Robert C. Hamilton, Robert D. Mauch and Douglas L. Randles as directors of the Company for terms expiring in 1999;

                  FOR the approval of the Home Loan Financial Corporation 1998 Stock Option and Incentive Plan (the "Stock Option Plan"), a copy of which is attached hereto as Exhibit A;

                  FOR the approval of the Home Loan Financial Corporation Recognition and Retention Plan and Trust Agreement (the "RRP"), a copy of which is attached hereto as Exhibit B; and

                  FOR the ratification of the selection of Crowe, Chizek and Company LLP ("Crowe, Chizek") as the auditors of the Company for the current fiscal year.

         Proxies may be solicited by the directors, officers and other employees of the Company and The Home Loan Savings Bank (the "Bank"), in person or by telephone, telegraph or mail only for use at the Annual Meeting. The Proxy will not be used for any other meeting. The cost of soliciting Proxies will be borne by the Company.

         Only shareholders of record as of the close of business on August 21, 1998 (the "Voting Record Date"), are entitled to vote at the Annual Meeting. Each such shareholder will be entitled to cast one vote for each share owned. The Company's records disclose that, as of the Voting Record Date, there were 2,248,500 votes entitled to be cast at the Annual Meeting.

         This Proxy Statement is first being mailed to shareholders of the Company on or about September 3, 1998.

                                  VOTE REQUIRED

         Under Ohio law and the Company's Code of Regulations (the "Regulations"), the five nominees receiving the greatest number of votes will be elected as directors. Each shareholder will be entitled to cast one vote for each share owned. Shares held by a nominee for a beneficial owner which are represented in person or by proxy but not voted and shares as to which the authority to vote is withheld ("non-votes") are not counted toward the election of directors or toward the election of the individual nominees specified on the Proxy.

         The affirmative vote of the holders of a majority of the outstanding common shares of the Company is necessary to approve the Stock Option Plan and the RRP and to ratify the selection of Crowe, Chizek as the auditors of the Company for the current fiscal year. The effect of an abstention or a non-vote is the same as a vote against the approval of the Stock Option Plan and the RRP and the ratification of the selection of Crowe, Chizek as the auditors of the Company for the current fiscal year. If the Proxy is signed and dated by the shareholder but no vote or instruction to abstain is specified thereon, however, the shares held by such shareholder will be voted FOR the adoption of the Stock Option Plan and the RRP and the ratification of the selection of Crowe, Chizek as the auditors of the Company for the current fiscal year.


              VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the only persons known to the Company to own beneficially more than five percent of the outstanding common shares of the Company as of August 21, 1998:


                                Amount and Nature of             Percent of
Name and Address                Beneficial Ownership         Shares Outstanding
----------------                --------------------         ------------------

Home Loan Financial
  Corporation Employee
  Stock Ownership Plan               179,880(1)                   8.00%
1201 Broadway
Quincy, Illinois 62301
---------------------------

  (1) Consists of the shares held by First Bankers Trust Company, N.A., as the Trustee for the Home Loan Financial Corporation Employee Stock Ownership Plan (the "ESOP"). The Trustee has voting power over shares that have not been allocated to an ESOP participant and shares that have been allocated to an ESOP participant but as to which no voting instructions are given by the participant. The Trustee has limited shared investment power over all ESOP shares.

         The following table sets forth certain information with respect to the number of common shares of the Company beneficially owned by each director and by all directors and executive officers of the Company as a group as of August 21, 1998:

                                                        Amount and Nature of                      Percent of
Name and Address (1)                                   Beneficial Ownership (2)                Shares Outstanding
--------------------                                   ------------------------                ------------------

Neal J. Caldwell (3)                                           30,000                                1.33%
Charles H. Durmis (3)                                          30,000                                1.33
Robert C. Hamilton (4)                                         31,000                                1.38
Robert D. Mauch (5)                                            15,550                                0.67
Douglas L. Randles (3)                                         30,000                                1.33
All directors and executive officers of the
   Company as a group (6 people)                              166,000                                7.37

----------------------------

(1)      Each of the persons listed in this table may be contacted at the address of the Company.

(2)      All shares are owned directly with sole voting or investment power unless otherwise indicated by footnote.

(3)      Includes 15,000 shares as to which the person listed shares voting and investment power with another person.

(4)      Includes 16,000 shares as to which the person listed shares voting and investment power with another person.

(5)      Includes 550 shares as to which the person listed shares voting and investment power with another person.


                      PROPOSAL ONE - ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

         The Regulations provide for a Board of Directors consisting of five persons. In accordance with Section 2.03 of the Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors. A nomination by a shareholder with respect to the election of directors at an annual meeting of shareholders must be submitted in writing to the Secretary of the Company and received by the Secretary not later than the sixtieth day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. A nomination by a shareholder with respect to the election of directors at a special meeting of shareholders must be submitted in writing and received by the Secretary of the Company not later than the close of business on the seventh day following the day on which notice of such special meeting was mailed to shareholders. Each written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of common shares of the Company owned either beneficially or of record by each such nominee and the length of time such shares have been so owned. No nominations have been submitted by shareholders for the Annual Meeting.

         The Board of Directors proposes the reelection at the Annual Meeting of the following persons to terms which will expire in 1999:


                                                                                     Director of          Director of
                                                                                     the Company           the Bank
Name                      Age (1)       Position(s) held                               Since (2)            Since
----                      -------       ----------------                             ----------           -----------


Neal J. Caldwell               54       Director                                        1997                  1989
Charles H. Durmis              35       Director                                        1997                  1996
Robert C. Hamilton             55       Director, President and Chairman                1997                  1982
Robert D. Mauch                47       Director                                        1997                  1989
Douglas L. Randles             52       Director                                        1997                  1992
-----------------------------

(1)      As of September 1, 1998.

(2)      Each director of the Company is also a director of the Bank. Each nominee became a director of the Company in connection with the conversion of the Bank from mutual to stock form (the "Conversion") and the formation of the Company as the holding company for the Bank.

         If any nominee is unable to stand for election, any Proxies granting authority to vote for such nominee will be voted for such substitute as the Board of Directors recommends.

         Neal J. Caldwell. Mr. Caldwell has practiced veterinary medicine in Coshocton, Ohio, since 1972 and is an owner and operator of Coshocton Veterinary Clinic.

         Charles H. Durmis. Since 1994, Dr. Durmis has practiced general surgery and has maintained an office in Coshocton, Ohio. From 1990 to 1994, Dr. Durmis was a resident in general surgery at Brentwood Hospital in Warrensville Heights, Ohio.

         Robert C. Hamilton. Mr. Hamilton was employed by the Bank in 1981 as Secretary, Treasurer and managing officer and has served as the President of the Bank since 1983. Mr. Hamilton has worked in banking for the past 37 years.

         Robert D. Mauch. Mr. Mauch, a Certified Public Accountant, has provided accounting, payroll and tax counseling services through Robert D. Mauch, CPA, Inc., located in Coshocton, Ohio, since 1988.

         Douglas L. Randles. Mr. Randles is the President of L.W. Randles Cheese, Inc., located in Warsaw, Ohio. Mr. Randles has been employed by L.W. Randles Cheese, Inc. since 1969.

MEETINGS OF DIRECTORS

         The Board of Directors of the Company met 6 times for regularly scheduled and special meetings during the fiscal year ended June 30, 1998. The Board of Directors of the Bank met 16 times for regularly scheduled and special meetings during the fiscal year ended June 30, 1998.

COMMITTEES OF DIRECTORS

         The Board of Directors of the Company has an Audit Committee. The Company has no Compensation Committee and the entire board serves as a nominating committee.

         The Audit Committee is comprised of Mr. Caldwell, Mr. Mauch and Mr. Randles. The Audit Committee reviews audit reports and related matters to ensure effective compliance with regulatory and internal policies and procedures. The Audit Committee did not meet during the year ended June 30, 1998.

         The Board of Directors of the Bank has Executive, Compensation and Audit Committees. The entire board serves as a nominating committee.

         The Executive Committee is comprised of Mr. Hamilton, Mr. Caldwell and Mr. Mauch. The Executive Committee has all of the authority of the Board of Directors, except with respect to certain matters that by statute may not be delegated by the Board of Directors. The committee acts only in the intervals between meetings of the full Board of Directors. It acts usually in those cases where it is not feasible to convene a special meeting. The Executive Committee met 12 times during the year ended June 30, 1998.

         The Compensation Committee is comprised of Mr. Hamilton, Mr. Caldwell and Mr. Mauch. The function of the Compensation Committee is to determine compensation for the Bank's employees and to make decisions regarding employee benefits and related matters. Mr. Hamilton does not participate in any discussions of the Compensation Committee concerning his own compensation. The Compensation Committee met one time during the year ended June 30, 1998.

         The Audit Committee is comprised of Mr. Caldwell, Mr. Mauch and Mr. Randles. The Audit Committee reviews audit reports and related matters to ensure effective compliance with regulatory and internal policies and procedures. The Audit Committee met one time during the year ended June 30, 1998.


                               EXECUTIVE OFFICERS

         Mr. Hamilton is the President and Chief Executive Officer of the Company. Preston W. Bair serves as Secretary, Treasurer and Chief Financial Officer of the Company. Mr. Bair has served as Secretary and Treasurer of the Bank since 1994. Prior to 1994, Mr. Bair, a Certified Public Accountant, was a shareholder of Brott Mardis & Co., located in Akron, Ohio.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by the Bank to Robert C. Hamilton, the President of the Company and the Bank, for the fiscal years ended June 30, 1998 and 1997. No other executive officer of the Company earned salary and bonus in excess of $100,000 during fiscal 1998.

                           Summary Compensation Table
                           --------------------------


                                   -----------------------------------------
                                             Annual Compensation
----------------------------------------------------------------------------

 Name and principal         Year      Salary ($)(1)        Bonus ($)
 position

----------------------------------------------------------------------------

 Robert C. Hamilton         1998         $158,000            $254,173(2)
  President                 1997          145,500             103,612(3)
----------------------------------------------------------------------------

(1) Does not include amounts attributable to miscellaneous benefits. The cost to the Bank of providing such miscellaneous benefits was less than 10% of Mr. Hamilton's total salary and bonus.

(2) Includes $182,014 paid pursuant to the Equity Appreciation Agreement (hereinafter defined) and $72,159 paid pursuant to the Profit Sharing Plan (hereinafter defined).

(3) Includes $38,000 which the Bank accrued for payment to Mr. Hamilton pursuant to the Equity Appreciation Agreement (hereinafter defined) and $65,612 paid pursuant to the Profit Sharing Plan (hereinafter defined).

DIRECTOR COMPENSATION

         Each director of the Company receives $2,000 per year. Each director of the Bank currently receives a retainer of $10,800 per year and $500 per meeting of the full board attended. Members of the Bank's Executive Committee receive $250 per Executive Committee meeting attended.

EMPLOYMENT AGREEMENT

         The Bank has entered into an employment agreement with Robert C. Hamilton (the "Employment Agreement"), effective January 1, 1998. The Employment Agreement provides for a term of three years and a salary of not less than $165,000 and performance reviews by the Board of Directors not less often than annually, at which time the Employment Agreement may be extended for a period of one year. The Employment Agreement also provides for the inclusion of Mr. Hamilton in any formally established employee benefit, bonus, pension, and profit-sharing plans for which senior management personnel are eligible and for vacation and sick leave in accordance with the Bank's prevailing policies.

         The Employment Agreement is terminable by the Bank at any time. In the event of termination by the Bank for "just cause," as defined in the Employment Agreement, Mr. Hamilton will have no right to receive any compensation or other benefits pursuant to the Employment Agreement for any period after such termination. In the event of termination by the Bank other than for just cause or in connection with a "change of control," as defined in the Employment Agreement, Mr. Hamilton will be entitled to a continuation of salary payments for a period of time equal to the remaining term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the Employment Agreement or the date on which Mr. Hamilton becomes employed full-time by another employer.

         The Employment Agreement also contains provisions with respect to the occurrence within one year of a "change of control" of (1) the termination of Mr. Hamilton's employment for any reason other than just cause, retirement, or termination at the end of the term of the Employment Agreement, or (2) a constructive termination resulting from change in the capacity or circumstances in which Mr. Hamilton is employed or a material reduction in his responsibilities, authority, compensation, or other benefits provided under the Employment Agreement without Mr. Hamilton's written consent. In the event of any such occurrence, Mr. Hamilton will be entitled to payment of an amount equal to three times Mr. Hamilton' annual compensation immediately preceding the termination of his employment. In addition, Mr. Hamilton will be entitled to continued coverage under the Bank's benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum which Mr. Hamilton may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended. "Control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of the Bank or the Company, the control of the election of a majority of the directors of the Bank or the Company, or the exercise of a controlling influence over the management or policies of the Bank or the Company.

PENSION PLAN

         The Bank maintains a defined benefit pension plan administered by the Financial Institutions Retirement Fund (the "Pension Plan"). Employees become eligible to participate in the Pension Plan following one year of service and attainment of age 21. Participants must accrue 1,000 hours of service in each calendar year in order to accrue benefits for that year. Participants become 100% vested upon completion of five years of service or upon reaching age 65. Upon retirement, vested participants are entitled to annual benefits equal to 3% multiplied by the number of years for which the employee was a participant in the Pension Plan, not to exceed 25 years, multiplied by the average of the highest five consecutive years of the participant's annual salary.

         The Bank's cost related to the Pension Plan is determined annually according to actuarial computations. The Bank recognizes pension expense equal to contributions made to the Pension Plan. Contributions of $83,483, $84,552 and $87,561 were made for the years ended June 30, 1998, 1997 and 1996.

PROFIT SHARING PLAN

         The Bank has a non-qualified profit sharing plan covering officers of the Bank (the "Profit Sharing Plan"). Prior to July 1, 1996, the Bank's contribution to the Profit Sharing Plan was based on the Bank's return on average assets for the year then ended. Effective July 1, 1996, up to 10% of pretax income, excluding nonrecurring items and extraordinary gains or losses not related to operations and before deductions of awards under the Profit Sharing Plan and the Equity Appreciation Agreement, will be contributed by the Bank annually. The total contribution is allocated to the Bank's officers based upon percentages established by the Board of Directors. No incentive awards are payable unless a minimum return on assets is exceeded.

EQUITY APPRECIATION AGREEMENT

         In 1994, the Bank entered into an agreement with Mr. Hamilton (the "Equity Appreciation Agreement") which provides for the payment to Mr. Hamilton of an amount equal to 5% of the Bank's increase in equity over a five-year period ending June 30, 1998. Expense recorded relating to the Equity Appreciation Agreement was $36,014, $38,000 and $36,000 for the years ended June 30, 1998, 1997 and 1996, respectively. The Equity Appreciation Agreement was terminated effective February 28, 1998, resulting in a payment of $182,014 to Mr. Hamilton.

EMPLOYEE STOCK OWNERSHIP PLAN

         The Company established the ESOP for the benefit of employees of the Company and its subsidiaries, including the Bank, who are age 21 or older and who have completed at least one year of service with the Holding Company and its subsidiaries. The ESOP purchased 179,880 common shares of the Company in connection with mutual to stock conversion of the Bank. The purchase price was financed with a loan from the Company to the ESOP. As the loan is repaid, shares are allocated to the accounts of participating employees pro rata on the basis of compensation. As of August 21, 1998, none of the common shares held in the ESOP Trust had been allocated to the accounts of participants.

         A committee appointed by the Board of Directors of the Holding Company administers the ESOP (the "ESOP Committee"). The common shares and other ESOP assets are held by the Trustee. The ESOP Committee may instruct the ESOP Trustee regarding investments of funds contributed to the ESOP. The ESOP Trustee must vote all common shares of the Company held in the ESOP that are allocated to the accounts of ESOP participants in accordance with the instructions of such participants. Common shares held by the ESOP that are not allocated to participants' accounts and allocated shares for which voting instructions are not received will be voted by the ESOP Trustee in its sole discretion.

CERTAIN TRANSACTIONS WITH THE BANK

         In accordance with the regulations of the Office of Thrift Supervision, the Bank makes loans to executive officers and directors of the Bank in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those generally available to the Bank's customers. All outstanding loans to executive officers and directors comply with such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments. Loans to directors and executive officers of the Bank and their related interests totaled $482,319 at June 30, 1998.

         PROPOSAL TWO - APPROVAL OF THE HOME LOAN FINANCIAL CORPORATION
                      1998 STOCK OPTION AND INCENTIVE PLAN

STOCK OPTION PLAN

         GENERAL. The purposes of the Stock Option Plan include promoting and advancing the interests of the Company by retaining and providing incentives to the directors, officers and other employees of the Company and any subsidiary by facilitating their purchase of a stock interest in the Company. Pursuant to the Stock Option Plan, 224,850 common shares have been reserved for issuance by the Company upon the exercise of options to be granted to certain directors, officers and employees of the Company and its subsidiaries from time to time under the Stock Option Plan.

         The following is a summary of the terms of the Stock Option Plan and is qualified in its entirety by reference to the full text of the Stock Option Plan, a copy of which is attached hereto as Exhibit A.

         ADMINISTRATION AND ELIGIBILITY. The Stock Option Plan is administered by a committee composed of at least three directors of the Company (the "Stock Option Committee"). The current members of the Stock Option Committee are Mr. Hamilton, Mr. Caldwell and Mr. Mauch. The Stock Option Committee may grant options under the Stock Option Plan at such times as it deems most beneficial to the Company and its subsidiaries on the basis of the individual participant's position, duties and responsibilities, the value of their services to the Company and any subsidiary and any other factors the Stock Option Committee may deem relevant. Pursuant to the terms of the Stock Option Plan, however, no employee may receive options to purchase more than 56,212 shares, which is 25% of the shares initially reserved for issuance under the Stock Option Plan, and directors who are not employees of the Company or any subsidiary may not receive options to purchase more than 11,241 shares individually, which is 5% of the shares initially reserved for issuance under the Stock Option Plan, or 67,455 shares as a group, which is 30% of the shares initially reserved for issuance under the Stock Option Plan.

         The Board of Directors may at any time terminate the Stock Option Plan or may amend it from time to time in such respects as the Board of Directors may deem advisable, except that the Board of Directors may not, without the approval of the shareholders, make any amendment which would (a) increase the aggregate number of common shares which may be issued under the Stock Option Plan (except for adjustments to reflect certain changes in the capitalization of the Company), (b) materially modify the requirements as to eligibility for participation in the Stock Option Plan, or (c) materially increase the benefits accruing to participants under the Stock Option Plan. Notwithstanding the foregoing, the Board of Directors may amend the Stock Option Plan to take into account changes in applicable securities, federal income tax and other applicable laws.

         OPTION TERMS. Options granted to the officers and employees under the Stock Option Plan may be "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code or may be options which do not qualify under Section 422 of the Code ("Non-Qualified Stock Options"). Options granted under the Stock Option Plan to directors who are not employees of the Company or the Bank will be Non-Qualified Stock Options.

         The exercise price of each option granted under the Stock Option Plan, to be determined by the Stock Option Committee at the time the option is granted, may not be less than 100% of the fair market value of the shares on the date of the grant. In addition, the exercise price of an ISO may not be less than 110% of the fair market value of the shares on the date of the grant if the recipient owns more than 10% of the outstanding common shares of the Company. The Stock Option Committee will fix the term of each option, except that an ISO will not be exercisable after the expiration of ten years from the date it is granted; provided, however, that if a recipient of an ISO owns a number of shares representing more than 10% of the Company shares outstanding at the time the ISO is granted, the term of the ISO will not exceed five years. If the fair market value of shares awarded pursuant to ISOs that are exercisable for the first time during any calendar year by a participant under the Stock Option Plan exceeds $100,000, the ISOs will be considered Non-Qualified Stock Options to the extent of such excess.

         An option recipient cannot transfer or assign an option other than by will or in accordance with the laws of descent and distribution. Termination of an option recipient's employment for cause, as defined in the Stock Option Plan, will result in the termination of any outstanding exercisable options. Any options which have not yet become exercisable will terminate upon the resignation, removal or retirement of a director of the Company or the Bank, or upon the termination of employment of an officer or employee of the Company or the Bank, except in the case of death or disability.

         The Company will receive no monetary consideration for the granting of options under the Stock Option Plan. Upon the exercise of options, the Company will receive payment of cash or, if acceptable to the Stock Option Committee, common shares of the Company or outstanding awarded stock options. The market value of the common shares underlying the options reserved for the Stock Option Plan is $3,344,271, based upon the number of shares reserved, multiplied by the $14.875 per share closing sales price of shares of the Company on August 21, 1998, as quoted on the Nasdaq National Market.

         TAX TREATMENT OF INCENTIVE STOCK OPTIONS. An optionee who is granted an ISO will not recognize taxable income either on the date of grant or on the date of exercise, although the difference between the fair market value of the shares at the time of exercise and the exercise price is a tax preference item potentially subject to the alternative minimum tax.

         Upon disposition of shares acquired from the exercise of an ISO, capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the optionee disposes of the shares within two years of the date of grant or within one year from the date of the issuance of the shares to the optionee (a "Disqualifying Disposition"), then the optionee will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of (i) the amount of gain realized on the disposition, or (ii) the difference between the fair market value of the shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term, mid-term or long-term capital gain or loss, depending upon the period of time the shares have been held.

         The Company will not be entitled to a tax deduction upon either the exercise of an ISO or the disposition of shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income in a Disqualifying Disposition. Ordinary income from a Disqualifying Disposition will constitute compensation but will not be subject to tax withholding, nor will it be considered wages for payroll tax purposes.

         If the holder of an ISO pays the exercise price, in whole or in part, with previously acquired shares, the exchange should not affect the ISO tax treatment of the exercise. Upon such exchange, and except for Disqualifying Dispositions, no gain or loss is recognized by the optionee upon delivering previously acquired shares to the Company, and shares received by the optionee equal in number to the previously acquired common shares exchanged therefor will have the same basis and holding period for long-term or mid-term capital gain purposes as the previously acquired shares. (The optionee, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements for avoidance of a Disqualifying Disposition.) Shares received by the optionee in excess of the number of shares previously acquired will have a basis of zero and a holding period which commences as of the date the shares are transferred to the optionee upon exercise of the ISO. If an ISO is exercised using shares previously acquired through the exercise of an ISO, the exchange of such previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         TAX TREATMENT OF NON-QUALIFIED STOCK OPTIONS. A recipient of a Non-Qualified Stock Option does not recognize taxable income on the date of grant of the option, provided that the option does not have a readily ascertainable fair market value at the time it is granted. In general, the optionee must recognize ordinary income at the time of exercise of a Non-Qualified Stock Option in the amount of the difference between the fair market value of the shares on the date of exercise and the option exercise price. The ordinary income recognized will constitute compensation for which tax withholding by the Company generally will be required. The amount of ordinary income recognized by an optionee will be deductible by the Company in the year that the optionee recognizes the income if the Company complies with any applicable withholding requirement.

         If the sale of the shares could subject the optionee to liability under
Section 16(b) of the Securities Exchange Act of 1934, the optionee generally will recognize ordinary income only on the date that the optionee is no longer subject to such liability in an amount equal to the fair market value of the shares on such date less the option exercise price. Nevertheless, the optionee may elect under Section 83(b) of the Code, within 30 days of the date of exercise, to recognize ordinary income as of the date of exercise, without regard to the restriction of Section 16(b).

         Shares acquired upon the exercise of a Non-Qualified Stock Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee will recognize long-term capital gain or loss if the optionee has held the shares for more than eighteen months prior to disposition, mid-term capital gain or loss if the optionee has held the shares for at least one year but less than eighteen months prior to disposition, or short-term capital gain or loss if the optionee has held the shares for one year or less prior to disposition.

         If an optionee with a Non-Qualified Stock Option pays the exercise price, in whole or in part, with previously acquired shares, the optionee will recognize ordinary income in the amount by which the fair market value of the shares received exceeds the exercise price. The optionee will not recognize gain or loss upon delivering such previously acquired shares to the Company. Shares received by an optionee equal in number to the previously acquired shares exchanged therefor will have the same basis and holding period as such previously acquired shares. Shares received by an optionee in excess of the number of such previously acquired shares will have a basis equal to the fair market value of such additional shares as of the date ordinary income is recognized. The holding period for such additional shares will commence as of the date of exercise or such other relevant date.

         PROPOSED AWARDS. If the shareholders approve the Stock Option Plan, the Board of Directors of the Company will grant the following options to the directors and executive officers of the Company:


                Name of Recipient                   Shares Subject to Options
                -----------------                   -------------------------

                Neal J. Caldwell                             11,241
                Charles H. Durmis                            11,241
                Robert C. Hamilton                           56,206
                Robert D. Mauch                              11,241
                Douglas L. Randles                           11,241
                Preston W. Bair                              16,000

         Options to purchase 63,000 common shares of the Company are also expected to be granted to employees of the Company and the Bank who are not executive officers of the Company. It is anticipated that all options granted to employees will be ISOs.

         The Stock Option Committee may grant options under the Stock Option Plan to the directors, officers and employees of the Company and the Bank in the future at such times as they deem most beneficial to the Company and the Bank on the basis of the individual participants responsibility, tenure and future potential.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY APPROVE THE STOCK OPTION PLAN.


        PROPOSAL THREE - APPROVAL OF THE HOME LOAN FINANCIAL CORPORATION
                    RECOGNITION AND RETENTION PLAN AND TRUST

RECOGNITION AND RETENTION PLAN

         GENERAL. The Company has proposed the RRP to compensate directors and employees for services to the Company and the Bank in a manner which will provide such persons with an additional incentive to strive for the success of the Bank and the Company. The Company expects to contribute sufficient funds to enable the RRP to purchase up to 89,930 shares of the Company. The shares to be awarded pursuant to the RRP may be purchased by the Company on the open market or may consist of authorized but unissued shares of the Company. In the event that all 89,930 shares which may be awarded under the RRP consist of authorized but unissued shares of the Company, the interests of current shareholders will be diluted by approximately 3.85%.

         The following is a summary of the terms of the RRP and is qualified in its entirety by reference to the full text of the RRP, a copy of which is attached hereto as Exhibit B.

         ADMINISTRATION AND ELIGIBILITY. The RRP will be administered by a committee composed of at least three directors of the Company (the "RRP Committee"). The current members are Mr. Hamilton, Mr. Caldwell and Mr. Mauch. The RRP Committee will determine which directors and employees of the Bank and the Company will be awarded shares under the RRP and the number of shares awarded; provided, however, that the terms of the RRP provide that the aggregate number of shares covered by awards to any one employee may not exceed 22,482, which is 25% of the total RRP shares, and directors who are not employees may not receive more than 4,496 shares individually, which is 5% of the total RRP shares, or 26,976 as a group, which is 30% of the total RRP shares.

         TERMS. Unless the RRP Committee specifically states a longer period of time when an award of shares is made, one-fifth of such shares will become earned and non-forfeitable on each of the first five anniversaries of the date of the award. Until shares awarded are earned by the participant, such shares will be forfeited in the event that the participant ceases to be either a director or an employee of the Bank, except that in the event of the death or disability of a participant all of the participant's awarded shares will be deemed to be earned and nonforfeitable.

         The shares, together with any cash dividends or distributions paid thereon, will be distributed as soon as practicable after they are earned. A participant may direct the voting of all shares which have been earned but have not yet been distributed to him or her. Shares that have been awarded, but not earned, will be voted by the RRP trustees.

         TAX TREATMENT OF SHARES AWARDED UNDER THE RRP. Persons receiving shares under the RRP generally will not recognize income upon the award of such shares, but will recognize ordinary income when and to the extent the restrictions on such shares lapse, in an amount equal to the fair market value of the shares at the time such restrictions lapse plus the amount of any dividends distributed to the participant with respect to such shares. If applicable withholding requirements are satisfied, the Bank will be entitled to a deduction each year in an amount equal to the income, if any, recognized by participants for such year.

         Under Section 83(b) of the Code, a participant may elect, within 30 days after the shares are awarded, to recognize ordinary income on the date the shares are awarded based on the fair market value of the shares on such date. If the election is made, the Bank would be entitled to a deduction for an equivalent amount. A participant making such an election will have a tax basis in the shares equal to the amount of ordinary income recognized, and the participant's holding period for capital gains purposes for such shares will commence on the date the shares are awarded. If a Section 83(b) election is made, however, and the shares are subsequently forfeited, the participant will not be entitled to either a deduction of the amount previously recognized as income with respect to such shares or a refund of any tax paid thereon.

         PROPOSED AWARDS. Subject to shareholder approval of the RRP, the RRP Committee has established the following awards under the RRP to directors and executive officers of the Company:


                Name of Recipient                 Shares Subject to RRP Awards
                -----------------                 ----------------------------

                Neal J. Caldwell                              4,496
                Charles H. Durmis                             4,496
                Robert C. Hamilton                           22,482
                Robert D. Mauch                               4,496
                Douglas L. Randles                            4,496
                Preston W. Bair                               7,100

         The RRP Committee also expects to award 25,300 common shares of the Company to employees of the Company and the Bank who are not executive officers. The RRP Committee may award shares under the RRP to the directors, officers and employees of the Company and the Bank in the future at such times as they deem most beneficial to the Company and the Bank on the basis of the individual participant's responsibility, tenure and future potential.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY APPROVE THE RRP.


                                NEW PLAN BENEFITS

         The following table sets forth information regarding the options expected to be granted pursuant to the Stock Option Plan and the awards expected to be made pursuant to the RRP:


                                                                                RRP
                                    Stock Option Plan             ---------------------------
       Name and Position        Shares Subject To Options          Dollar Value(1)     Shares
       -----------------        -------------------------          ----------------    ------

Robert C. Hamilton                    56,206                       $334,420            22,482
All executive officers, as a
   group (2 persons)                  71,943                        291,282            19,582
All directors who are not
   executive officers, as a
   group (4 persons)                  44,968                        267,512            17,984
All employees who are not
   executive officers, as a
   group (20 persons)                 63,000                        376,338            25,300


(1)  Based upon the number of shares to be awarded multiplied by the $14.875 per share closing sale price quoted by The Nasdaq Stock Market, Inc., on August 21, 1998.

              PROPOSAL FOUR - RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors has selected Crowe, Chizek as the auditors of the Company for the current fiscal year and recommends that the shareholders ratify the selection. Management expects that a representative of Crowe, Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.


                   PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS

         Any qualified shareholder of the Company who intends to submit a proposal to the Company at the 1999 Annual Meeting of Shareholders (the "1999 Annual Meeting") must submit such proposal to the Company not later than May 7, 1999, to be considered for inclusion in the Company's Proxy Statement and form of Proxy (the "Proxy Materials") relating to that meeting. If a shareholders intends to present a proposal at the 1999 Annual Meeting of Shareholders but has not sought the inclusion of such proposal in the Company's Proxy Materials, such proposal must be received by the Company prior to July 21, 1999, the Company's management proxies for the 1999 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the Company's Proxy Materials.

         Management knows of no other business which may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.


                                          By Order of the Board of Directors



Coshocton, Ohio                           Robert C. Hamilton,
August 29, 1998                           President

                                    EXHIBIT A
                                    ---------


                         HOME LOAN FINANCIAL CORPORATION
                      1998 STOCK OPTION AND INCENTIVE PLAN


         1. PURPOSE. The purpose of the Home Loan Financial Corporation 1998 Stock Option and Incentive Plan (this "Plan") is to promote and advance the interests of Home Loan Financial Corporation (the "Company") and its shareholders by enabling the Company to attract, retain and reward directors, managerial and other employees of the Company and any Subsidiary (hereinafter defined), and to strengthen the mutuality of interests between such directors and employees and the Company's shareholders by providing the directors and employees with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

         2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

                  (a) "Board" means the Board of Directors of the Company.

                  (b) "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto, together with the rules, regulations and interpretations promulgated thereunder.

                  (c) "Committee" means the Committee of the Board constituted as provided in Section 3 of this Plan.

                  (d) "Common Shares" means the common shares, without par value, of the Company or any security of the Company issued in substitution, in exchange or in lieu thereof.

                  (e) "Company" means Home Loan Financial Corporation, an Ohio corporation, or any successor corporation.

                  (f) "Employment" means regular employment with the Company or a Subsidiary and does not include service as a director only.

                  (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

                  (h) "Fair Market Value" shall be determined as follows:

                                    (i) If the Common Shares are traded on a
                  national securities exchange at the time of grant of the Stock Option, then the Fair Market Value shall be the average of the highest and the lowest selling prices on such exchange on the date such Stock Option is granted or, if there were no sales on such date, then on the next prior business day on which there was a sale.

                                    (ii) If the Common Shares are quoted on
                  either The Nasdaq National Market or The Nasdaq Small Cap Market at the time of the grant of the Stock Option, then the Fair Market Value shall be the mean between the closing high bid and low asked quotation with respect to a Common Share on such date on such market.

                                    (iii) If the Common Shares are not traded on
                  a national securities exchange or quoted on The Nasdaq National Market or The Nasdaq Small Cap Market, then the Fair Market Value shall be as determined by the Committee.

                  (i) "Incentive Stock Option" means any Stock Option granted pursuant to the provisions of Section 7 of this Plan that is intended to be and is specifically designated as an "incentive stock option" within the meaning of Section 422 of the Code.

                  (j) "Non-Qualified Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of this Plan that is not an Incentive Stock Option.

                  (k) "OTS" means the Office of Thrift Supervision, Department of the Treasury.

                  (l) "Participant" means an employee or director of the Company or a Subsidiary who is granted a Stock Option under this Plan. Notwithstanding the foregoing, for the purposes of any Incentive Stock Option under this Plan, the term "Participant" shall include only employees of the Company or a Subsidiary.

                  (m) "Plan" means the Home Loan Financial Corporation 1998 Stock Option and Incentive Plan, as set forth herein and as it may be hereafter amended from time to time.

                  (n) "Stock Option" means an option to purchase Common Shares granted pursuant to the provisions of Section 7 of this Plan.

                  (o) "Subsidiary" means any corporation or entity in which the Company directly or indirectly controls 50% or more of the total voting power of all classes of its stock having voting power and includes, without limitation, The Home Loan Savings Bank.

                  (p) "Terminated for Cause" means any removal of a director or discharge of an employee for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of a material provision of any law, rule or regulation (other than traffic violations or similar offenses), a material violation of a final cease-and-desist order or any other action of a director or employee which results in a substantial financial loss to the Company or a Subsidiary.

         3. ADMINISTRATION.

                  (a) This Plan shall be administered by the Committee, which shall be comprised of not less than three of the members of the Board. The members of the Committee shall be appointed from time to time by the Board. Members of the Committee shall serve at the pleasure of the Board and the Board may from time to time remove members from, or add members to, the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. An action approved in writing by a majority of the members of the Committee then serving shall be fully as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

                  (b) The Committee is authorized to construe and interpret this Plan and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or application of this Plan shall be final, conclusive and binding upon all persons participating in this Plan and any person validly claiming under or through persons participating in this Plan. The Company shall effect the granting of Stock Options under this Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.

         4. TERM OF PLAN. This Plan shall terminate on the date which is ten
(10) years from the effective date of this Plan, except with respect to Stock Options then outstanding. Notwithstanding the foregoing, no Incentive Stock Option may be granted under this Plan after the date which is ten (10) years from the date on which this Plan is adopted by the Board or the date on which this Plan is approved by the shareholders of the Company, whichever is earlier.

         5. COMMON SHARES SUBJECT TO PLAN. The maximum number of Common Shares in respect of which Stock Options may be granted under this Plan, subject to adjustment as provided in Section 10 of this Plan, shall be ten percent of the total Common Shares sold in connection with the conversion of The Home Loan Savings Bank from mutual to stock form.

         For the purpose of computing the total number of Common Shares available for Stock Options under this Plan, there shall be counted against the foregoing limitations the number of Common Shares subject to issuance upon the exercise or settlement of Stock Options as of the dates on which such Stock Options are granted. If any Stock Options are forfeited, terminated or exchanged for other Stock Options, or expire unexercised, the Common Shares which were theretofore subject to such Stock Options shall again be available for Stock Options under this Plan to the extent of such forfeiture, termination or expiration of such Stock Options.

         Common Shares which may be issued under this Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares shall be issued under this Plan.

         6. ELIGIBILITY AND GRANTS. Persons eligible for Stock Options under this Plan shall consist of directors and managerial and other employees of the Company or a Subsidiary who hold positions with significant responsibilities or whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Company or a Subsidiary. In selecting the directors and employees to whom Stock Options will be awarded and the number of shares subject to such Stock Options, the Committee shall consider the position, duties and responsibilities of the eligible directors and employees, the value of their services to the Company and the Subsidiaries and any other factors the Committee may deem relevant.

         7. STOCK OPTIONS. Stock Options granted under this Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options, and such Stock Options shall be subject to the following terms and conditions, as the Committee shall deem desirable:

                  (a) Grant. Stock Options may be granted under this Plan on terms and conditions not inconsistent with the provisions of this Plan and in such form as the Committee may from time to time approve and shall contain such additional terms and conditions, not inconsistent with the express provisions of this Plan, as the Committee shall deem desirable; provided, however, that no more than 25% of the shares subject to Stock Options may be awarded to any individual who is an employee of the Company or a Subsidiary, no more than 5% of such shares may be awarded to any director who is not an employee of the Company or a Subsidiary and no more than 30% of such shares may be awarded to non-employee directors of the Company or a Subsidiary in the aggregate.

                  (b) Stock Option Price. The per share option exercise price of a Stock Option shall be determined by the Committee at the time of grant; provided, however, that in no event shall the exercise price of a Stock Option be less than 100% of the Fair Market Value of the Common Shares on the date of the grant of such Stock Option. Notwithstanding the foregoing, in the case of a Participant who owns Common Shares representing more than 10% of the outstanding Common Shares at the time an Incentive Stock Option is granted, the option exercise price shall in no event be less than 110% of the Fair Market Value of the Common Shares at the time an Incentive Stock Option is granted to such Participant.

                  (c) Stock Option Terms. Subject to the right of the Company to provide for earlier termination in the event of any merger, acquisition or consolidation involving the Company, the term of each Stock Option shall be fixed by the Committee; except that the term of an Incentive Stock Option will not exceed ten years after the date the Incentive Stock Option is granted; provided, however, that in the case of a Participant who owns a number of Common Shares representing more than 10% of the Common Shares outstanding at the time an Incentive Stock Option is granted, the term of the Incentive Stock Option granted to such Participant shall not exceed five years.

                  (d) Exercisability. Except as set forth in Section 7(f) and
         Section 8 of this Plan, Stock Options awarded under this Plan shall become exercisable at the rate of not more than one-fifth per year commencing on the date that is one year after the date of the grant of the Stock Option and shall be subject to such other terms and conditions as shall be determined by the Committee at the date of grant.

                  (e) Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of Common Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash or, if acceptable to the Committee in its sole discretion, in Common Shares already owned by the Participant, or by surrendering outstanding Stock Options. The Committee may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Stock Options and sell Common Shares thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such shares.

                  (f) Special Rule for Incentive Stock Options. With respect to Incentive Stock Options granted under this Plan, to the extent the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable under all plans of the Company or a Subsidiary for the first time by a Participant during any calendar year exceeds $100,000, or such other limit as may be required by the Code, such Stock Options shall be Non-Qualified Stock Options to the extent of such excess.

         8. TERMINATION OF EMPLOYMENT OR DIRECTORSHIP.

                  (a) Except in the event of the death or disability of a Participant, upon the resignation, removal or retirement from the board of directors of any Participant who is a director of the Company or a Subsidiary or upon the termination of Employment of a Participant who is not a director of the Company or a Subsidiary, any Stock Option which has not yet become exercisable shall thereupon terminate and be of no further force or effect and, subject to extension by the Committee, any Stock Option which has become exercisable shall terminate if it is not exercised within 12 months of such resignation, removal or retirement.

                  (b) Unless the Committee shall specifically state otherwise at the time a Stock Option is granted, all Stock Options granted under this Plan shall become exercisable in full on the date of termination of a Participant's employment or directorship with the Company or a Subsidiary because of his death or disability, and, subject to extension by the Committee, all Stock Options shall terminate if not exercised within 12 months of the Participant's death or disability.

                  (c) In the event the Employment or the directorship of a Participant is Terminated for Cause, any Stock Option which has not been exercised shall terminate as of the date of such termination for cause.

         9. NON-TRANSFERABILITY OF STOCK OPTIONS. No Stock Option under this Plan and no rights or interests therein shall be assignable or transferable by a Participant except by will or pursuant to the laws of descent and distribution. During the lifetime of a Participant, Stock Options are exercisable only by, and payments in settlement of Stock Options will be payable only to, the Participant or his or her legal representative.

         10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

                  (a) The existence of this Plan and the Stock Options granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize the following: any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business; any merger, acquisition or consolidation of the Company; any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof; the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, including any merger or acquisition which would result in the exchange of cash, stock of another company or options to purchase the stock of another company for any Stock Option outstanding at the time of such corporate transaction or which would involve the termination of all Stock Options outstanding at the time of such corporate transaction.

                  (b) In the event of any change in capitalization affecting the Common Shares of the Company, such as a stock dividend, stock split, recapitalization, merger, consolidation, spin-off, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Shares, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change shall be made with respect to the aggregate number of Common Shares for which Stock Options in respect thereof may be granted under this Plan, the maximum number of Common Shares which may be sold or awarded to any Participant, the number of Common Shares covered by each outstanding Stock Option, and the exercise price per share in respect of outstanding Stock Options.

         (c) The Committee may also make such adjustments in the number of shares covered by, and the exercise price or other value of, any outstanding Stock Options in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders. In the event that another corporation or business entity is being acquired by the Company and the Company agrees to assume outstanding employee stock options and/or the obligation to make future grants of options or rights to employees of the acquired entity, the aggregate number of Common Shares available for Stock Options under
         Section 5 of this Plan may be increased accordingly.


         11. AMENDMENT AND TERMINATION OF THIS PLAN. Without further approval of the shareholders, the Board may at any time terminate this Plan or may amend it from time to time in such respects as the Board may deem advisable, except that the Board may not, without approval of the shareholders, make any amendment which would (a) increase the aggregate number of Common Shares which may be issued under this Plan (except for adjustments pursuant to Section 10 of this Plan), (b) materially modify the requirements as to eligibility for participation in this Plan, or (c) materially increase the benefits accruing to Participants under this Plan. The above notwithstanding, the Board may amend this Plan to take into account changes in applicable securities, federal income tax and other applicable laws.

         12. MODIFICATION OF OPTIONS. The Board may authorize the Committee to direct the execution of an instrument providing for the modification of any outstanding Stock Option which the Board believes to be in the best interests of the Company; provided, however, that no such modification, extension or renewal shall reduce the exercise price or confer on the holder of such Stock Option any right or benefit which could not be conferred on him by the grant of a new Stock Option at such time and shall not materially decrease the Participant's benefits under the Stock Option without the consent of the holder of the Stock Option, except as otherwise permitted under this Plan.

         13. MISCELLANEOUS.

                  (a) Tax Withholding. The Company shall have the right to deduct from any settlement made under this Plan, including the delivery or vesting of Common Shares, any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Shares are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

                  (b) No Right to Employment. Neither the adoption of this Plan nor the granting of any Stock Option shall confer upon any employee of the Company or a Subsidiary any right to continued Employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the Employment of any of its employees at any time, with or without cause.

                  (c) Annulment of Stock Options. The grant of any Stock Option under this Plan payable in cash is provisional until cash is paid in settlement thereof. The grant of any Stock Option payable in Common Shares is provisional until the Participant becomes entitled to the certificate in settlement thereof. In the event the Employment or the directorship of a Participant is Terminated for Cause, any Stock Option which is provisional shall be annulled as of the date of such termination.

                  (d) Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under a Stock Option made pursuant to this Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that a Stock Option or portion of a Stock Option should be included to accurately reflect competitive compensation practices or to recognize that a Stock Option has been made in lieu of a portion of competitive annual cash compensation. Stock Options under this Plan may be made in combination with or in tandem with, or as alternatives to, grants, stock options or payments under any other plans of the Company or a Subsidiary. This Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward directors and employees for their service with the Company and its Subsidiaries.

                  (e) Securities Law Restrictions. No Common Shares shall be issued under this Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Common Shares delivered under this Plan may be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Shares are then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                  (f) Stock Option Agreement. Each Participant receiving a Stock Option under this Plan shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Stock Option and such related matters as the Committee shall, in its sole discretion, determine.

                  (g) Cost of Plan. The costs and expenses of administering this Plan shall be borne by the Company.

                  (h) Governing Law. This Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent that federal law shall be deemed applicable.

                  (i) Effective Date. This Plan shall be effective upon the later of adoption by the Board and approval by the Company's shareholders. This Plan shall be submitted to the shareholders of the Company for approval at an annual or special meeting of shareholders to be held no sooner than six months after the effective date of the conversion of The Home Loan Savings Bank from mutual to stock form.

                                   EXHIBIT B


                         HOME LOAN FINANCIAL CORPORATION
               RECOGNITION AND RETENTION PLAN AND TRUST AGREEMENT


                                    ARTICLE I
                                   DEFINITIONS

         The following words and phrases when used in this Agreement with an initial capital letter shall have the meanings set forth below. Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural:

         1.01 "Agreement" means The Home Loan Financial Corporation Recognition and Retention Plan and Trust Agreement.

         1.02 "Award" means a right granted to a Director or an Employee under this Plan to receive Plan Shares.

         1.03 "Bank" means The Home Loan Savings Bank, a savings and loan association organized under the laws of the State of Ohio.

         1.04 "Beneficiary" means the person or persons designated by a Recipient to receive any benefits payable under this Plan in the event of such Recipient's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Recipient's estate.

         1.05 "Board" means the Board of Directors of the Corporation.

         1.06 "Committee" means the Recognition and Retention Plan Committee appointed by the Board pursuant to Article IV hereof.

         1.07 "Common Shares" means common shares of the Corporation.

         1.08 "Conversion" means the conversion of the Bank from mutual to stock form.

         1.09 "Corporation" means Home Loan Financial Corporation, a savings and loan holding company incorporated under the laws of the State of Ohio for the purpose of holding all of the common shares of the Bank issued in connection with the Conversion, or any successor thereto.

         1.10 "Director" means any person who is a member of the Board of Directors of the Corporation, the Bank or a Subsidiary.

         1.11 "Employee" means any person who is employed by the Corporation, the Bank or a Subsidiary.

         1.12 "Person" means an individual, corporation, partnership, trust, bank, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

         1.13 "Plan" means the Recognition and Retention Plan established by this Agreement.

         1.14 "Plan Shares" means the Common Shares held pursuant to the Trust or which may be purchased by the Trustee pursuant to Section 5.02 of this Agreement.

         1.15 "Plan Share Reserve" means the Common Shares held by the Trustee pursuant to Sections 5.02 and 5.03 of this Agreement.

         1.16 "Recipient" means any Director or Employee who receives an Award under the Plan.

         1.17 "Subsidiary" means a subsidiary of the Bank, if any, which, with the consent of the Board, agrees to participate in the Plan.

         1.18 "Trust" means the trust established by this Agreement.

         1.19 "Trustee" means the person or persons or entity approved by the Board pursuant to Sections 4.01 and 4.02 to hold legal title to the assets of the Plan for the purposes set forth herein.


                                   ARTICLE II
                       ESTABLISHMENT OF THE PLAN AND TRUST

         2.01 The Corporation hereby establishes a Recognition and Retention Plan and Trust upon the terms and subject to the conditions set forth in this Agreement.

         2.02 The Trustee hereby accepts the Trust and agrees to hold the Trust assets existing on the date of this Agreement and all additions and accretions thereto upon the terms and conditions of this Agreement.

                                   ARTICLE III
                               PURPOSE OF THE PLAN

         3.01 The purpose of the Plan is to reward and retain the Directors and Employees of the Corporation, the Bank and the Subsidiaries by providing such Directors and Employees with an equity interest in the Corporation as reasonable compensation for their contributions to the Corporation, the Bank and any Subsidiary.


                                   ARTICLE IV
                           ADMINISTRATION OF THE PLAN

         4.01 ROLE OF THE COMMITTEE. The Plan shall be administered and interpreted by the Committee, which shall consist of not less than three members of the Board. The Committee shall have all of the powers set forth in this Plan. The interpretation and construction by the Committee of any provisions of this Agreement or of any Award granted hereunder shall be final, conclusive and binding. The Committee shall act by the vote, or the written consent, of a majority of its members. The Committee shall report actions and decisions with respect to the Plan to the Board upon request by the Board.

         4.02 ROLE OF THE BOARD. The members of the Committee and the Trustee shall be appointed or approved by and shall serve at the pleasure of the Board. The Board may in its discretion from time to time remove members from or add members to the Committee and may remove, replace or add one or more Trustees.

         4.03 LIMITATION ON LIABILITY. No member of the Board or the Committee, nor any Trustee, shall be liable for any determination made in good faith with respect to the Plan or any Plan Shares or Awards granted under the Plan. If a member of the Board or of the Committee or any Trustee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by such member in such capacity under or with respect to this Plan, the Bank shall indemnify such member against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such member in connection with such action, suit or proceeding if such member acted in good faith and in a manner such member reasonably believed to be in or not opposed to the best interests of the Corporation, the Bank and any Subsidiary and, with respect to any criminal action or proceeding, had no reasonable cause to believe such member's conduct was unlawful.

                                    ARTICLE V
                        CONTRIBUTIONS; PLAN SHARE RESERVE

         5.01 AMOUNT AND TIMING OF CONTRIBUTIONS. The Board shall determine the amounts, or the method of computing the amounts, to be contributed by the Corporation or the Bank to the Trust. Such amounts shall be paid to the Trustee at the time of contribution. No contributions to the Trust by Directors or Employees shall be permitted.

         5.02 INVESTMENT OF TRUST ASSETS. The Trust shall not purchase a number of Common Shares greater than four percent (4%) of the number of Common Shares issued in connection with the Conversion. After such investment, the Common Shares purchased shall be held by the Trustee in the Plan Share Reserve until such Common Shares are subject to one or more Awards. Any funds held by the Trust shall be invested by the Trustee in such accounts at the Bank or elsewhere or such other instruments or investments as the Trustee shall determine to be appropriate.

         5.03 EFFECT OF ALLOCATIONS, RETURNS AND FORFEITURES UPON PLAN SHARE RESERVES. Upon the allocation of Awards pursuant to Section 6.02 of this Agreement, or the decision of the Committee to return Plan Shares to the Corporation, the Plan Share Reserve shall be reduced by the number of Plan Shares so allocated or returned. Any Plan Shares subject to an Award which is forfeited by the Recipient pursuant to Section 7.01(b) of this Agreement shall be retained in the Plan Share Reserve.


                                   ARTICLE VI
                            ELIGIBILITY; ALLOCATIONS

         6.01 ELIGIBILITY. Directors and Employees are eligible to receive Awards within the sole discretion of the Committee.

         6.02 ALLOCATIONS. The Committee will determine in its sole discretion which of the Directors and Employees will be granted Awards and the number of Plan Shares covered by each Award; provided, however, if this Plan is implemented prior to the first anniversary of the effective date of the Conversion, the following restrictions shall apply: (a) the aggregate number of Plan Shares covered by Awards to any one Employee shall not exceed 25% of the total number of Plan Shares, (b) no more than 5% of the Plan Shares shall be awarded to any Director who is not an Employee, and (c) no more than 30% of the Plan Shares shall be awarded in the aggregate to Directors who are not Employees. In the event that Plan Shares are forfeited for any reason, the Committee may, from time to time, determine which of the Employees and Directors will be granted additional Awards to be awarded from forfeited Plan Shares.

         In selecting the Directors and Employees to whom Awards will be granted and the number of shares covered by such Awards, the Committee shall consider the position, duties and responsibilities of the eligible Directors and Employees, the value of their services to the

Corporation, the Bank and any Subsidiary and any other factors the Committee may deem relevant.

         6.03 FORM OF ALLOCATION. As promptly as practicable after a determination is made pursuant to Section 6.02 of this Agreement that an Award is to be made, the Committee shall notify the Recipient in writing of the grant of the Award, the number of Plan Shares covered by the Award and the terms upon which the Plan Shares subject to the Award may be earned. The date on which the Committee determines that an Award is to be made or a later date designated by the Committee shall be considered the date of grant of the Award. The Committee shall maintain records as to all grants of Awards.

         6.04 ALLOCATIONS NOT REQUIRED. None of the Directors or Employees, either individually or as a group, shall have any right or entitlement to receive an Award. The Committee may, with the approval of the Board, and shall, if so directed by the Board, return all Common Shares and other assets in the Plan Share Reserve to the Corporation at any time and thereafter cease issuing Awards.

         6.05 SHAREHOLDER APPROVAL. If this Plan is implemented prior to the first anniversary of the effective date of the Conversion, this Agreement shall be submitted to the shareholders of the Corporation for approval at an annual or special meeting to be held no sooner than six months after the effective date of the Conversion and no Awards shall be granted hereunder until the shareholders of the Corporation approve this Agreement.


                                   ARTICLE VII
             EARNING AND DISTRIBUTION OF PLAN SHARES; VOTING RIGHTS

         7.01 EARNING PLAN SHARES; FORFEITURES.

                  (a) GENERAL RULES. Unless the Committee shall specifically state a longer period of time over which Awards shall be earned and non-forfeitable at the time an Award is granted, Plan Shares covered by each Award shall become earned and non-forfeitable by a Recipient over a period of five years at the rate of one-fifth per year commencing on the date which is one year after the date of the grant of such Award, if this Plan is implemented prior to the first anniversary of the effective date of the Conversion. As Plan Shares become earned and non-forfeitable, any cash dividends, returned capital and earnings thereon shall also become earned and non-forfeitable.

                  (b) REVOCATION. Unless otherwise permitted by applicable laws and regulations, any Plan Shares and any cash dividends, returned capital and earnings thereon that have not become earned and non-forfeitable in accordance with Section 7.01(a) of this Agreement shall be forfeited in the event that a Recipient is no longer a Director or an Employee, except as otherwise provided in subsection (c) of this Section 7.01.

                  (c) EXCEPTION FOR TERMINATIONS DUE TO DEATH OR DISABILITY. All Plan Shares and cash dividends, returned capital and earnings thereon subject to an Award held by a Recipient whose service as a Director or Employee terminates due to (i) death or (ii) disability (as determined by the Committee) shall be deemed fully earned and non-forfeitable as of the later of the Recipient's last day of service as a Director or as an Employee and shall be distributed as soon as practicable thereafter.

         7.02 DISTRIBUTION OF PLAN SHARES.

                  (a) TIMING OF DISTRIBUTIONS: GENERAL RULE. Except as otherwise provided in this Agreement, Plan Shares shall be distributed to the Recipient or his or her Beneficiary, as the case may be, as soon as practicable after they become earned and non-forfeitable, together with any cash distributions, returned capital and earnings with respect to such Plan Shares.

                  (b) FORM OF DISTRIBUTION. All distributions of Plan Shares, together with any shares representing stock dividends, shall be distributed in the form of Common Shares. No fractional shares shall be distributed. Payments representing cash dividends, returned capital and earnings thereon shall be made in cash.

                  (c) WITHHOLDING. The Trustee may withhold from any cash payment made pursuant to this Plan sufficient amounts to cover any applicable withholding and employment taxes and, if the amount of such cash payment is not sufficient, the Trustee may require the Recipient or Beneficiary to pay to the Trustee the amount required to be withheld as a condition of delivering the Plan Shares which have become earned and non-forfeitable. The Trustee shall pay over to the Bank, the Corporation or the Subsidiary which employs or employed such Recipient or which the Recipient serves or served as a Director, any such amount withheld from or paid by the Recipient or Beneficiary.

                  (d) REGULATORY EXCEPTIONS. Notwithstanding anything to the contrary in this Agreement, no Plan Shares, upon becoming earned and non-forfeitable, shall be distributed unless and until all of the requirements of all applicable laws and regulations shall have been met.

         7.03 VOTING OF PLAN SHARES. All Common Shares held by the Trustee in the Plan Share Reserve which have not yet been earned by a Recipient pursuant to
Section 7.01 of this Agreement shall be voted by the Trustee. A Recipient shall be entitled to direct the voting of Plan Shares which have been earned pursuant to Section 7.01 of this Agreement but have not yet been distributed to him.

                                  ARTICLE VIII
                                      TRUST

         8.01 TRUST. The Trustee shall receive, hold, administer, invest and make distributions and disbursements from the Trust in accordance with the provisions of the Plan and the Trust and the applicable directions, rules, regulations, procedures and policies established by the Committee pursuant to this Agreement.

         8.02 MANAGEMENT OF TRUST. The Trustee shall have complete authority and discretion with respect to the management and control of the Trust. The Trustee shall have the power to do all things and execute such instruments as may be deemed necessary or proper with respect to the duties of the Trustee hereunder, including the following powers:

                    (a) To invest up to 100% of all Trust assets in Common Shares without regard to any law now or hereafter in force limiting investments for trustees or other fiduciaries. In making such investment, the Trustee is authorized to purchase Common Shares from the Corporation or from any other source. Such Common Shares so purchased may be outstanding, newly issued or treasury shares;

                    (b) To invest any Trust assets not otherwise invested in Common Shares in such other investments as the Trustee considers appropriate. Such investments may include deposit accounts and certificates of deposit issued by the Bank;

                    (c) To sell, exchange or otherwise dispose of any property at any time held or acquired by the Trust;

                    (d) To cause stocks, bonds or other securities to be registered in the name of a nominee, without the addition of words indicating that such security is an asset of the Trust (but accurate records shall be maintained showing that such security is an asset of the Trust);

                    (e) To hold cash without interest in such amounts as may be reasonable, in the opinion of the Trustee, for the proper operation of the Plan and the Trust;

                    (f) To employ brokers, agents, custodians, consultants and accountants;

                    (g) To hire counsel to render advice with respect to the rights, duties and obligations of the Trustee hereunder, and such other legal services or representation as the Trustee may deem desirable; and

                    (h) To hold funds and securities representing the amounts to be distributed to a Recipient or his or her Beneficiary as a consequence of a dispute as to the disposition thereof, whether in a segregated account or held in common with other assets of the Trust.

Notwithstanding anything herein contained to the contrary, the Trustee shall not be required to make any inventory, appraisal or settlement or report to any court, or to secure any order of court for the exercise of any power herein contained, or to give bond.

         8.03 RECORDS AND ACCOUNTS. The Trustee shall maintain accurate and detailed records and accounts of all transactions of the Trust, which shall be available at all reasonable times for inspection by any legally entitled person or entity to the extent required by applicable law, or any other person determined by the Committee.

         8.04 EARNINGS. All earnings, gains and losses with respect to Trust assets shall be allocated, in accordance with a reasonable procedure adopted by the Committee, to bookkeeping accounts for Recipients or to the general account of the Trust, depending on the nature and allocation of the assets generating such earnings, gains and losses. Without limiting the generality of the foregoing, any earnings on cash dividends or returned capital received with respect to Plan Shares shall be allocated (a) to accounts for Recipients, if such shares which are the subject of outstanding Awards, and shall become earned and distributed as specified in Article VII of this Agreement or (b) otherwise to the Plan Share Reserve if such Plan Shares are not the subject of outstanding awards.

         8.05 EXPENSES. All costs and expenses incurred in the operation and administration of the Plan shall be paid by the Bank.


                                   ARTICLE IX
                                  MISCELLANEOUS

         9.01 ADJUSTMENTS FOR CAPITAL CHANGES. The aggregate number of Plan Shares available for issuance pursuant to the Awards and the number of Plan Shares to which any Award relates shall be proportionately adjusted for any increase or decrease in the total number of outstanding Common Shares issued subsequent to the effective date of the Plan if such increase or decrease resulted from any split, subdivision or consolidation of shares or other capital adjustment, or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation.

         9.02 AMENDMENT AND TERMINATION OF PLAN. The Board may, by resolution, at any time amend or terminate the Plan. The power to amend or terminate the Plan shall include the power to direct the Trustee to return to the Corporation or the Bank all or any part of the assets of the Trust, including Common Shares held in the Plan Share Reserve, as well as Common Shares and other assets subject to Awards which are not yet earned by the Directors or Employees to whom they are allocated; provided, however, that the termination of the Trust shall not affect a Recipient's right to earn Awards and to the distribution of Common Shares relating thereto, including earnings thereon, in accordance with the terms of this Agreement and the grant by the Committee or the Board.

         9.03 NONTRANSFERABLE. Awards shall not be transferable by a Recipient. During the lifetime of the Recipient, an Award may only be earned by and paid to the Recipient who was notified in writing of the Award by the Committee pursuant to Section 6.03 of this Agreement. No Recipient or Beneficiary shall have any right in or claim to any assets of the Plan or the Trust, nor shall the Corporation, the Bank or any Subsidiary be subject to any claim for benefits hereunder.

         9.04 DIRECTORSHIP RIGHTS. Neither this Agreement nor any grant of an Award hereunder nor any action taken by the Trustee, the Committee or the Board in connection with the Plan shall create any right, either express or implied, on the part of any Director to continue to serve as a Director of the Corporation, the Bank or any Subsidiary.

         9.05 EMPLOYMENT RIGHTS. Neither this Agreement nor any grant of an Award hereunder nor any action taken by the Trustee, the Committee or the Board in connection with the Plan shall create any right, either express or implied, on the part of any Employee to continue in the employ of the Corporation, the Bank or any Subsidiary.

         9.06 VOTING AND DIVIDEND RIGHTS. No Recipient shall have any voting or dividend rights or other rights of a shareholder in respect of any Plan Shares covered by an Award, except as expressly provided in Sections 7.01, 7.02 and
7.03 of this Agreement, prior to the time such Plan Shares are actually distributed to such Recipient.

         9.07 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Ohio, except to the extent that federal law shall be deemed applicable.

         9.08 EFFECTIVE DATE. Subject to Section 6.05 of this Agreement, this Agreement shall be effective as of the 13th day of October, 1998.

         9.09 TERM OF PLAN. The Plan shall remain in effect until the earlier of
(a) the termination of the Plan by the Board or (b) the distribution of all assets from the Trust. The termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have been earned and paid or by their terms expire or are forfeited.

         9.10 TAX STATUS OF TRUST. It is intended that the trust established hereby be treated as a grantor trust of the Corporation under the provisions of
Section 671, ET SEQ., of the Internal Revenue Code of 1986, as amended (26 U.S.C. sec. 671 ET SEQ.).

         IN WITNESS WHEREOF, the following Trustees execute this Agreement, accepting and binding themselves to undertake and perform the obligations and duties of the Trustee hereunder and consenting to the foregoing Agreement effective the 13th day of October, 1998.



                                    By:                             (Trustee)
                                       -----------------------------


                                    By:                             (Trustee)
                                       -----------------------------



         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer and duly attested, all as of the 13th day of October, 1998.


Attest:                              HOME LOAN FINANCIAL CORPORATION



                                     By:
----------------------------            ---------------------------------
Preston W. Bair                         Robert C. Hamilton
Secretary                               its President